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                                   EXHIBIT 3.4


                        COMPASS KNOWLEDGE HOLDINGS, INC.

                          Certificate of Designation of
                   Series A Senior Convertible Preferred Stock
                     Setting Forth the Powers, Preferences,
                     Rights, Qualifications, Limitations And
                 Restrictions of Such Series of Preferred Stock


                  Pursuant to Sections 607.1001 and 607.1002 of the Nevada Business Corporation Act, COMPASS KNOWLEDGE HOLDINGS, INC., a Nevada corporation (the "Company"), does hereby certify that:

                  Pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, the Board of Directors of the Company on November 15, 1999 adopted the following resolution creating a series of preferred stock designated as Series A Senior Convertible Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

                  RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $0.001 per share, of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

                  SECTION 1. DESIGNATION, NUMBER AND RANK.

                  (a) The shares of the series shall be designated as "Series A Senior Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be *five thousand* (*5,000*).

                  (b) The Series A Preferred Stock shall, with respect to dividends and distributions and with respect to rights on liquidation, dissolution and winding up, rank (i) higher and prior to the Junior Stock, (ii) on a parity with all shares of Parity Stock and (iii) shall not be junior, lower or subsequent to any shares or class of stock of the Company.

                  SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

                  (a) In preference to the holders of shares of Common Stock and of any shares of other capital stock of the Company other than Parity Stock and Senior Stock, the holders of shares of Series A Preferred Stock shall automatically and immediately be entitled to receive, out of the assets of the Company legally available therefor, cumulative cash dividends equal to seventy ($70) dollars per share annually, calculated at an annual rate of eight (8%) percent. Such dividends shall accrue and be payable in immediately available funds in four (4) equal quarterly installments of seventeen and 50/100 ($17.50) dollars per share on the first (1st) Business Day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date occurring after the Issue Date; PROVIDED, HOWEVER, that with respect to the first Quarterly Dividend Payment Date to occur with respect to any shares of Series A Preferred Stock, the holders of such shares of Series A Preferred Stock shall be entitled to receive the dividend payable upon such shares on a PER DIEM basis, out of the assets of the Company legally available therefor, a cumulative cash dividend in respect of each such share of Series A Preferred Stock.





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                  (b) If as of any Quarterly Dividend Payment Date there is a
Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Dividend") shall accrue on each share of the Series A Preferred Stock for the period from such Quarterly Dividend Payment Date through the earlier of (i) the date on which such Dividend Arrearage is paid in full and
(ii) the next succeeding Quarterly Dividend Payment Date, in an amount equal to the product of (x) the Dividend Rate (calculated for such period in accordance with Section 2(a)) and (y) the amount of such Dividend Arrearage as of such Quarterly Dividend Payment Date. For purposes of this Section 2(b), "Dividend Arrearage" shall mean, with respect to each share of Series A Preferred Stock, as of any Quarterly Dividend Payment Date, the excess, if any of (x) the sum of all dividends theretofore accrued on such share in accordance with Section 2(a) hereof (including those accrued as of and including such Quarterly Dividend Payment Date) plus all Additional Dividends, if any, theretofore accrued on such share in accordance with this Section 2(b) (including those accrued as of and including such Quarterly Dividend Payment Date), over (y) all dividends actually paid with respect to such share on or before such Quarterly Dividend Payment Date (including stock dividends paid pursuant to Section 2(c), valuing each share of Series A Preferred Stock paid as a dividend on the Series A Preferred Stock as set forth in ss.2(c).

                  (c) I. The cumulative dividends payable pursuant to Sections 2(a) and (b) at the option of the Company, may be paid, in whole or in part, by the issuance of additional shares of Series A Preferred Stock (the "Alternative Dividend Rate") upon the same terms as cash dividends payable pursuant to Sections 2(a) and (b); PROVIDED that, such stock dividends shall (i) be payable at an annual rate equal to seventeen 50/100 ($17.50) per share annually, calculated at an annual rate of eight (8%) percent; the applicable rate shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and (ii) accrue and be payable by the immediate delivery at the address of such holder as shown in the stock books of the Company of (x) a certificate or certificates representing the shares of Series A Preferred Stock to which such holder is entitled and (y) a check made payable to such holder for an amount corresponding to any fractional interest in a share of Series A Preferred Stock as provided in this Section 2(c); FURTHER PROVIDED, that if any Additional Dividends are to be paid by a stock dividend pursuant to this Section 2(c), the amount of such Additional Dividends shall be equal to the product of (i) the Alternative Dividend Rate (calculated for such period in accordance with Section 2(a)) and (ii) the amount of such Dividend Arrearage as of such Quarterly Dividend Payment Date.

                  (c) II. With respect to the first Quarterly Dividend Payment Date to occur with respect to any shares of Series A Preferred Stock upon which a stock dividend shall be paid pursuant to this Section 2(c), the holders of such shares of Series A Preferred Stock shall be entitled to receive as the dividend payable upon such shares, out of the assets of the Company legally available therefor, a cumulative stock dividend in accordance with this Section 2(c)I in respect of each such share of Series A Preferred Stock equal to the number of shares as determined by Section 2(c)I multiplied by a fraction (not to exceed one), the numerator of which is the number of days from (and including) the Issue Date with respect to such shares to (but excluding) such Quarterly Dividend Payment Date, and the denominator of which is ninety (90).


                  (d) The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Series A Preferred Stock pursuant to this Section 2. All shares of Series A Preferred Stock issued and delivered pursuant to this Section 2 will upon issuance by the Company and delivery be duly authorized and issued and fully paid and non-assessable and not subject to any purchase option or right of first refusal or preemptive, subscription or similar rights.

                  (e) Dividends payable pursuant to Sections 2(a), (b) and (c) above with respect to any shares shall begin to accrue and be cumulative from the Issue Date, and shall accrue on a daily basis, in each case whether or not declared. If the Company makes a dividend payment on the shares of Series A Preferred Stock in an amount that is less than the total amount of accrued and payable dividends on such shares at such time, then the dividends paid shall be allocated PRO RATA among all such shares of Series A Preferred Stock at the time outstanding on a share-by-share basis.





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                  (f) Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon pursuant to this Section 2, which record date shall be not more than 20 days nor less than 5 days prior to the date fixed herein for the payment thereof.

                  (g) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the shares of the Series A or Series B Preferred Stock or any other preferred stock, unless the dividends due under the Series A Preferred Stock have been paid and are current.

                  SECTION 3. VOTING RIGHTS.

                  (a) In addition to any voting rights provided by law, each share of Series A Preferred Stock shall be entitled to that number of votes as if such shares of Series A Preferred Stock had been converted into shares of Common Stock on the appropriate record date.

                  (b) The shares of Senior Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Company at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

                  SECTION 4. CONVERSION.

                  [ I ] Conversion Price. The conversion shall be $2.00 per Share of Common Stock (the "Conversion Price"). Each share of Preferred Stock shall be convertible at the option of the holder into four hundred thirty-seven 50/100 (437.5) shares of fully paid and nonassessable shares of the Common Stock of the Company, $.001 par value (the "Common Stock") at any time and from time-to-time. The Conversion Price and number of shares of Common Stock issuable upon conversion of the Preferred Stock will be subject to adjustment as set forth in more detail in Section 4 hereof.

                  [ II ] Mandatory Conversion Provisions. Provided that the Company's common stock is listed for trading on the NASDAQ National or Small Cap Stock Market, the New York Stock Exchange, or the American Stock Exchange ("Listed") but in any event no earlier than May 31, 2001, the Company will have the one-time option to convert all, or any PRO RATA portion, of the Preferred Stock, together with any accrued dividends paid and held in shares of Preferred Stock, into shares of the Company's common stock at the applicable Conversion Price provided that at such time the average bid price for the Company's common stock for any ninety (90) consecutive trading days equals or exceeds two times the then applicable Conversion Price and the average weekly trading volume over such 90 day period equals or exceeds 100,000 shares. In the event that the Company exercises its conversion rights hereunder, the Company covenants that, at the Company's sole expense, it shall use its reasonable best efforts to: (i) register such converted securities under the Securities Act of 1933, (ii) register or qualify such converted securities covered by such registration statement under the applicable securities or blue sky laws in such jurisdictions within the United States as a majority of the holders of such shares of Series A Preferred Stock may forreasonably request.

                  [ III ] General Conversion Provisions. Shares of Series A Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock, on the terms and conditions set forth in this Section 4, at any time and from time to time.

                  Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible in the manner hereinafter set forth into one hundred seventy-five (175) shares fully paid and nonassessable shares of Common Stock.

                  (a) Adjustments. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, and the number of votes to which the holder of a share of Series A





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Preferred Stock is entitled pursuant to Section 3, shall be subject to adjustment from time to time as follows:

                           (i) DIVIDENDS AND DISTRIBUTIONS. In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

                           (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;

                           (B) the number of votes to which a holder of a share of Series A Preferred Stock is entitled pursuant to
                           Section 3 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 3 immediately PRIOR to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately AFTER such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such happening; and

                           (C) an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, for purposes of subclause (B), or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause (A) and subclause (B).

                           (ii) ISSUANCE BELOW FAIR VALUE. During the twenty-four (24) month time period commencing on the date of filing this certificate with the Secretary of State of the state of Nevada, in case the Company shall issue shares of Common Stock (or rights, options or warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share, together with any consideration paid to the Company to purchase such option, warrant or other convertible or exchangeable security) less than the Fair Value as of the date of issuance of such shares (or of such rights, options, warrants or other convertible securities), then, and in each such case during such twenty-four (24) month period:

                           (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying the number of shares of Common Stock into which such share was convertible on the day immediately prior to such date of issuance by a fraction, (I) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on a fully diluted basis on such date and
                           (2) the number of additional shares of Common Stock issued (or into which the convertible securities may convert), and (II) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on a fully diluted basis on such date and
                           (2) the number of shares





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                           of Common Stock which the aggregate consideration
                           receivable by the Company for the total number of shares of Common Stock so issued (or into which the convertible securities may convert) would purchase at the Fair Value of the Common Stock on such date. For purposes of this subparagraph, the aggregate consideration receivable by the Company in connection with the issuance of shares of Common Stock or of securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the gross offering price (which is the amount the which the purchaser pays for such securities) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such convertible securities into shares of Common Stock;

                           (B) the number of votes to which a holder of a share of Series A Preferred Stock is entitled pursuant to
                           Section 3 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 3 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such happening; and

                           (C) such adjustment shall become effective immediately after the date of such issuance for purposes of subclauses (A) and (B).

         Definition of Fair Value for Nonpublic Stock. For purposes hereof, "Fair Value" of any capital stock NOT publicly traded shall be the higher of (x) the price to be paid by the purchaser of such capital stock and (y) the lowest value in the range of values of the capital stock as determined by the appraisal process, if any, described below. If a holder or holders of Series A Preferred Stock asserting rights under Section 4(a)(ii) (the "Opposing Stockholders"), on the one hand, and the Company, on the other hand, cannot agree on the Fair Value of the Common Stock, the following appraisal process shall be used to determine the Fair Value. The Company and the Opposing Stockholders shall attempt to agree on one investment banker and if an agreement is reached, the determination shall be conducted by such banker. If the Opposing Stockholders, on the one hand, and the Company, on the other hand, do not so agree, the Opposing Stockholders, on the one hand, and the Company, on the other hand, shall each select one independent investment banker and the two investment bankers so selected shall select a third investment banker. The investment banker or bankers making the determination shall determine a range of values for such capital stock, basing their majority determination on what they believe a willing purchaser would pay for such capital stock in a transaction negotiated on commercial terms at arms'-length. Any determination of such a range of values agreed to by the investment banker (in the case of only one such banker) or two of the three investment bankers (in the case of three such bankers) shall be binding on the Opposing Stockholders and the Company. If two of the three investment bankers are unable to agree on a range of values for such capital stock as provided above, the range of values shall be the middle of the three ranges. If the price to be paid by the purchaser of such stock is within or exceeds the range of values of the capital stock as determined by the appraisal process, the fees and expenses of the investment bankers shall be paid fifty (50%) percent by the Opposing Stockholders and fifty (50%) percent by the Company. If the lowest value in the range of values of the capital stock as determined by the appraisal process constitutes the Fair Value, the fees and expenses of the investment bankers shall be paid by the Company. This Section 4(a)(ii) shall not apply to (1) the issuance of shares of Common Stock upon the conversion of any Parity Stock, (2) the issuance of shares of Common Stock to officers, directors, employees or other agents of the





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         Company of shares of Common Stock (or options, warrants or other rights to acquire any shares of Common Stock) pursuant to the terms of any warrant, stock option, stock purchase or similar plan or arrangement,
         (3) the issuance of Series A Preferred Stock as a stock dividend pursuant to Section 2 hereof, or (4) issuances of Common Stock (or options, warrants or other rights to acquire shares of Common Stock) pursuant to a stock purchase, asset purchase, stock exchange, merger or similar agreement.

         Definition of Fair Value for Publicly Traded Stock. For purposes hereof, "Fair Value" of any capital stock which is publicly traded shall equal the current market price per share as computed herein. The current market price per share at any date shall be deemed to be the average of the daily closing prices for the twenty (20) consecutive trading days commencing twenty-five (25) trading days before the day in question. The closing price for each day shall be (i) the last sale price of the Common Stock on the National Association of Securities Dealers, Inc., Automated Quotation System or any other automated quotation system or, if no sale occurred on such date, closing bid price of the Common Stock on such quotation system on such date, or
         (ii) if the Common Stock shall be listed or admitted for trading on the New York or American Stock Exchange or any successor exchange, the last sale price, or if no sale occurred on such date, the closing bid price of the Common Stock on such exchange, or (iii) if the Common Stock shall not be included in any automated quotation system or listed on any such exchange, the closing bid quotation for Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall be the fair market value of Common Stock as determined by a member firm of either the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., and such member firm shall be selected by the board of directors of the Company, and such member firm shall be reasonably acceptable to the Pioneer Partnership.

                           (iii) MERGER; CONSOLIDATION. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible immediately prior to the consummation of such transaction.

         (b) Anti-Dilution Rights. In order to allow the holders of the Series A Preferred Stock to maintain their PRO RATA share of the Company's capital stock on a fully diluted basis, except as set forth in the next sentence of this ss.4(b) and solely with respect to this ss.4(b), the holders of the Series A Preferred Stock shall be entitled, as of right, to purchase or subscribe foR Pro RATA any stock of the Company to be issued by reason of an increase of the issued stock of the Company or the creation a new class of securities, and the issuance of such securities (collectively referred to as "New Securities"). The anti-dilution rights set forth hereinabove shall not be applicable to and the definition of "New Securities" shall not include the following securities (the "Exempt Securities"): (i) securities issued to employees, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement approved by the Board of Directors, up to a maximum amount of two million five hundred thousand (2,500,000) shares of the outstanding Common Stock on a fully diluted basis, (ii) securities offered to the public pursuant to a registration statement filed pursuant to the Securities Act, and (iii) securities issued pursuant




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to an acquisition of another corporation, partnership or other entity by the
Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company owns not less than fifty-one (51%) percent of the voting stock of such corporation.

                           (i) NOTICE AND EXERCISE OF ANTI-DILUTION RIGHTS. In the event the Company proposes to issue New Securities, it shall give the holders of the Series A Preferred Stock written notice of its intention, describing the type of New Securities, the price and general terms upon which the Company proposes to issue the same. In exercising such anti-dilutive rights, the holders of the Series A Preferred Stock shall be given fifteen (15) days from the receipt of such notice to agree to purchase or subscribe for such New Securities, at the same price and on the same terms for the entire amount of the New Securities.

                           (ii) OVER-ALLOTMENT. The holders of the Series A Preferred Stock shall have the right of over-allotment such that, in the event other holders having anti-dilutive rights fail to exercise such right to purchase all of the New Securities, the remaining holders of the Series A Preferred Stock may purchase the non-purchasing holders' New Securities not so purchased, on a PRO RATA basis, based upon the respective fully diluted Common Stock ownership in the Company of each such remaining holder of Series A Preferred Stock, within five
         (5) days from the date the non-purchasing holders fail to exercise their rights hereunder. The holders of the Series A Preferred Stock shall be required to commit in writing, at the time they exercise their anti-dilution rights, the maximum amount of over-allotment shares they agree to purchase, if any become available.

                  (c) Method of Conversion. (i) The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Company, at its principal office or at the principal office of the transfer agent or at such other office or agency maintained by the Company for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 4 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names.

                           (ii) Promptly after such notification, such notifying holder of Series A Preferred Stock shall surrender for purposes of conversion to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, the certificate or certificates representing all shares of Series A Preferred Stock held by such holder.

                           (iii) Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease, except for the right to receive shares of Common Stock and any Dividend Arrearage in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (d) Issuance of Common Stock. Other than taxes payable by the holder of any Series A Preferred Stock in accordance with paragraph (b) of this
Section 4, the Company will pay any and all issuance, documentary or stamp taxes and other taxes (other than taxes based on income) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within ten (10) Business Days after the surrender of the certificate or certificates representing such shares of Series A Preferred Stock being converted and, in the case of a conversion by the holder pursuant to paragraph
(b), the receipt by the Company of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and




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nonassessable full shares of Common Stock to which the holder of shares of
Series A Preferred Stock so converted shall be entitled and (ii) in the case of a conversion at the election of the holder of Series A Preferred Stock, if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares converted.

                  (e) Right to Dividends. Upon conversion of any shares of Series A Preferred Stock, the holder thereof shall be immediately entitled to receive its Dividend Arrearage (if any) from (i) legally available funds in respect of the shares so converted to the date of conversion, or (ii) in additional shares of Series A Preferred Stock in accordance with the provisions of Section 2.

                  (f) No Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall adjust such fractional interest by rounding up to the next whole share of Common Stock.

                  (g) Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. The Company shall immediately reserve one million three hundred thousand (1,300,000) shares of its Common Stock to be available upon conversion of the Series A Preferred Stock and paid-in kind dividends. The Company shall from time to time, subject to and in accordance with the Nevada Business Corporation Act, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series A Preferred Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Series A Preferred Stock, solely for the purpose of payment of stock dividends upon shares of Series A Preferred Stock pursuant to Section 2(c), such number of shares of Series A Preferred Stock as shall from time to time be sufficient to effect the payment of such stock dividends upon all then outstanding shtheares of Series A Preferred Stock.

                  (h) Waiver of Adjustment. Notwithstanding anything to the contrary set forth herein, the operation of, and any adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to, this Section 4, may be waived with respect to any specific share or shares of Series A Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares of Series A Preferred Stock. Any such waiver shall bind all future holders of such share or shares of Series A Preferred Stock for which such rights have been waived.

                  SECTION 5. REPORTS AS TO ADJUSTMENTS.

                  Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible (or the number of votes to which each share of Series A Preferred Stock is entitled) is adjusted as provided in Section 4, the Company shall promptly mail by either first class mail (or bulk mail if the number of holders exceeds 500) to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred Stock is convertible (and the new number of votes to which each share of Series A Preferred Stock is entitled), as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

                  SECTION 6. REDEMPTION.

                  (a) The Company shall have the right to compel each holder of the Series A Preferred Stock to redeem any or all of the shares of Series A Preferred Stock held by such holder on any Quarterly Dividend Payment Date (for purposes of this ss.6 such date shall be the "Redemption Date"), provided written demand as set forth below is given. The redemption price for each share to be redeemed shall be paid by the Company in cash in an amount equal to (i) the price in the first (1st) year following the date of this Agreement to be the higher of the closing market price of the Common Stock on the Date of Redemption or $3 per share of Common Stock, on a post-conversion basis; (ii) the price in the second (2nd) year following the date of this Agreement to be the higher of the closing market price of the Common Stock on the Date of Redemption or $4 per share of Common Stock, on a post-conversion basis; (iii) the price in the third
(3rd) year following the date of this Agreement to be the higher of the closing market price of the Common Stock on the Date of Redemption or $6 per share of Common Stock, on a post-conversion basis; (iv) the price in the fourth (4th) year following the date of this Agreement to be the higher of the closing market price of the Common Stock on the Date of Redemption or $10per share of Common Stock, on a post-conversion basis; and (v) the price in the fifth (5th) year following the date of this Agreement to be the higher of the closing market price of the Common Stock on the Date of Redemption or $12 per share of Common Stock, on a post-conversion basis; (all subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Redemption Price").

                  (b) Thirty (30) days prior to the Redemption Date, the Company shall provide each holder of Series A Preferred Stock whose stock is being redeemed with a written demand ("Redemption Notice") (addressed to the holder at its address as it appears on the stock transfer books of the Company) to redeem shares of Series A Preferred Stock as provided above, which notice shall specify the Redemption Price and the number of shares to be redeemed. All Redemption Notices hereunder shall be sent by certified mail, returned receipt requested, and shall be deemed to have been provided when received.

                  (c) On or prior to the Redemption Date, each holder of Series A Preferred Stock shall surrender his or its certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Redemption Notice. If less than all shares represented by such certificate or certificates are redeemed, the Company shall issue a new certificate for the unredeemed shares. From and after the Redemption Date, unless there shall be a default in payment of the Redemption Price, all rights of each holder with respect to shares of Series A Preferred Stock redeemed on the Redemption Date shall cease (except the right to receive the Redemption Price and interest at the rate of 10% in the event payment is not made within 20 days after the Redemption Date), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Series A Preferred Stock shall not be reissued.

                  SECTION 7. RESTRICTIVE COVENANTS.

                  Unless approved in writing by a majority-in-interest of the holders of the Series A Preferred Stock, the Company shall not:

                  (a) (i) Authorize, adopt or approve an amendment to the Articles of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock, (ii) amend, alter or repeal the Articles of Incorporation so as to adversely affect the shares of Series A Preferred Stock including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, (iii) reclassify any shares of the Company's capital stock into Senior Stock or Parity Stock, (iv) issue any Senior Stock or Parity Stock, or (v) agree to take any of the foregoing actions; PROVIDED, HOWEVER, that nothing set forth in this clause 7(a) shall prohibit the Company from repurchasing shares of Common Stock held by an employee of the Company upon the termination of the Company's employment of such employee pursuant to an agreement providing the terms of such repurchase that has been approved by Company's Board of Directors (an "Approved Repurchase"); and

                  (b) Upon the occurrence, and during the continuation, of a Noncompliance Event (as defined below), (i) declare or pay dividends, or make any other distributions, on any shares of Common

Stock or other Junior Stock; or (ii) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except, with respect to clause
(ii) of this subparagraph (b), dividends or distributions paid ratably on the Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and such Parity Stock are then entitled. A "Noncompliance Event" shall be deemed to have occurred and be continuing whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 are not paid in full (whether such failure is a result of the Company not having sufficient legally available funds or for any other reason) at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full.

                  SECTION 8. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) If the Company shall commence a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, no distribution shall be made to
(i) the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each share, or
(ii) the holders of shares of Parity Stock, except distributions made ratably on the Series A Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Series A Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

                  (b) Neither the consolidation or merger of the Company with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 8.

                  SECTION 9. CERTAIN REMEDIES.

                  To the extent permitted by applicable law, the holders of twenty (20%) percent or more of the outstanding shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in the United States District Court for either the District of Connecticut or the District of Nevada or any court within the States of Connecticut or Nevada, this being in addition to any other remedy to which such holder may be entitled at law or equity.

                  SECTION 10. REACQUIRED SHARES.

                  Any shares of Series A Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, $.001 par value, of the Company and, upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.001 per share, of the Company subject to the conditions or restrictions on issuance set forth herein, but in any event may not be reissued as shares of Series A Preferred Stock unless all of the shares of Series A Preferred Stock shall have already been redeemed.

                  SECTION 11. NO SHORT SALES OF COMMON.

                  No holder of any shares of Series A Preferred Stock shall directly engage in short-selling efforts in the Company's Common Stock for so long as it holds Preferred Stock.

                  SECTION 12. DEFINITIONS.

                  For the purposes of this Certificate of Designation of Series A Preferred Stock, the following terms shall have the meanings indicated:

         o "Additional Dividends" shall have the meaning assigned to such term in Section 2(b).

         o "Affiliate" shall have the meaning assigned to such term in the Securities Exchange Act of 1934, as amended.

         o "Alternative Dividend" shall have the meaning of a dividend payment made by the issuance of additional shares of Series A Preferred Stock has set forth in ss.2(c)I.

         o "Approved Repurchase" shall have the meaning assigned to such term in Section 7.

         o "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

         o "Certificate of Incorporation" or "Articles of Incorporation" shall mean the Articles of Incorporation of the Company, as amended from time to time.

         o "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company.

         o "Company" shall have the meaning ascribed to such term in the Preamble.

         o "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) if the Common Stock is then listed on a national securities exchange, designated for quotation on the National Market System or the Small Cap Market of the Nasdaq Stock Market, quoted in the over-the-counter-market by a member firm of the NYSE, or the NASD OTC Bulletin Board, the average daily Market Price of the Common Stock for those days during the period of fifteen (15) days, ending on such date, on which the national securities exchanges were open for trading, and (b) if the Common Stock is not then so listed, designated or quoted, the Market Price on such date.

         o "Dividend Rate" shall mean a rate of interest equal to 8% per annum.

         o "Dividend Arrearage" shall have the meaning assigned to such term in Section 2(b).

         o        "Fair Value" shall have the meaning assigned to such term in
                  Section 4.

         o "Investor" shall mean Pioneer Ventures Associates Limited Partnership, a Connecticut limited partnership and any one or more parallel limited partnerships which have been or shall be organized by Ventures Management Partners LLC as the general partner to invest in parallel with Pioneer Ventures Associates Limited Partnership on the same economic terms and PRO RATA based upon their aggregate subscriptions.

         o "Investment Agreement" shall mean the Investment Agreement, dated as of a date in November, 1999, by and between the Company and the Investor.

         o "Issue Date", with respect to any shares of Series A Preferred Stock shall mean the first date on which such shares of Series A Preferred Stock are deemed to have been issued or were actually issued, whichever is earlier.

         o "Junior Preferred Stock" shall mean any series of preferred stock of the Company issued subsequent and in conformity with the filing of this Certificate of Designation.

         o "Junior Stock" shall mean any capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, including, without limitation, the Common Stock, the Series A Preferred Stock.

         o "Liquidation Preference" with respect to each share of Series A Preferred Stock shall mean US $70 per share plus interest thereon from the Issue Date until redemption or conversion at the compounded rate of 18% per annum, but in no event more than an aggregate of $175.00 per share.

         o "Noncompliance Event" shall have the meaning assigned to such term in Section 7(b).

         o "Parity Stock" shall mean any capital stock of the Company ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock.

         o "Person" means an individual, a limited liability company, a limited liability partnership, a corporation, a partnership, an association, a joint stock company, a trust, joint venture, an unincorporated organization or any other entity or organization, domestic or foreign.

         o "Quarterly Dividend Payment Date" shall have the meaning assigned to such term in Section 2(a).

         o "Senior Preferred Stock" shall mean all shares of Series A Preferred Stock.

         o "Senior Stock" shall mean any capital stock of the Company ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock. There shall be no stock senior to the Series A Preferred Stock, unless otherwise agreed to by a majority vote of the Series A Preferred Stock.

         o "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company, as defined in Section 1(a).

         o "Subsidiary" of any Person shall mean with respect to any Person, a corporation or other entity of which fifty (50%) percent or more of the voting power of the voting equity securities or equity interest, is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" herein shall refer to a Subsidiary or Subsidiaries of the Company.

                  SECTION 12. SECTION REFERENCES.

                  All references herein to sections or subsections shall be to sections or subsections of this Certificate of Designation unless otherwise expressly provided.

                  The foregoing was authorized by the entire Board of Directors by written consent effective November 15, 1999 and the number of votes cast by the Directors was sufficient for approval. Shareholder approval is not required for this action.

                  IN WITNESS WHEREOF, Compass Knowledge Holdings, Inc. through its designated officer has caused this Certificate to be duly executed in its corporate name as of November 15, 1999.


                                          COMPASS KNOWLEDGE HOLDINGS, INC.



                                          By:
                                             -----------------------------------



STATE OF ___________)
COUNTY OF __________)

On this 15th day of November, 1999, before me, a Notary Public in and for the Sate and County aforesaid, personally appeared ________________, who either is known to me personally or who supplied ________________________as identification, acknowledged to the fact that he is the _________ of COMPASS KNOWLEDGE HOLDINGS, INC. and that he executed as said officer and director the foregoing Articles of Amendment of said Corporation as his act and deed and as the act and deed of said corporation.

         WITNESS my hand and seal of office on the date and year first aforesaid.


                                              ----------------------------------
                                              NOTARY PUBLIC


                                              Notary Public Commission expires:
                                              [notarial seal]






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